UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          National R.V. Holdings, Inc.

             (Exact name of registrant as specified in its charter)

                Delaware                                  33-0371079
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

          3411 N. Perris Blvd.                              92571
              Perris, CA

(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                 Name of each exchange on
        to be so registered                 which each class is to be registered
Common Stock, par value $0.01 per share              NYSE Arca, Inc.

--------------------------------------------------------------------------------

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
None

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
--------------------------------------------------------------------------------

                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     Item 1. Description of Registrant's Securities to be Registered.

     The class of securities of National R.V. Holdings, Inc., a Delaware corporation (the "Company"), to be registered hereby is the Company's Common Stock, par value $.01 per share (the "Common Stock"). The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 5,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of October 1, 2006, the Company had outstanding 10,339,484 shares of Common Stock and 4,000 shares of Series A Preferred Stock.

Common Stock

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The Company's Restated Certificate of Incorporation does not provide for cumulative voting. Therefore, the holders of a majority of the Company's Common Stock could elect all of the Company's directors. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock. Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

     The Company's Restated Certificate of Incorporation provides that the Company may, without further action by the Company's stockholders, issue up to an aggregate of 5,000 shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in any such series and to fix the relative rights and preferences of the shares of any such series, including without limitation dividend rights, dividend rate, voting rights, redemption rights and terms, liquidation preferences and sinking fund provisions. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

     As part of the total of 5,000 shares of authorized Preferred Stock, the Company's Restated Certificate of Incorporation designates 4,000 of such shares as Series A Preferred Stock (the "Series A Preferred Stock"), all of which were issued in May 1989. The Series A Preferred Stock is not entitled to any dividends and the holders thereof have no voting rights except as otherwise may be provided by law. Upon the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to the stockholders, before any distribution is made to the holders of shares of Common Stock or any other series of Preferred Stock, an amount equal to $.01 per share of Series A Preferred Stock (the "Series A Liquidation Preference"). The Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company, at any time or from time to time at a redemption price per share equal to the Series A Liquidation Preference. The Company has no present plans to issue any additional shares of Preferred Stock, including additional shares of Series A Preferred Stock.

Transfer Agent

          The Transfer Agent and registrar for the Common Stock is Continental Stock Transfer and Trust Company.

         Item 2.  Exhibits.

         The following exhibits are filed as part of the Registration Statement.

  EXHIBIT
  NUMBER                                             DESCRIPTION
  ------                                             -----------
  3.1                Restated Certificate of Incorporation (1)
  3.2                Amendment to Restated Certificate of Incorporation (2)
  3.3                Amended and Restated By-Laws (3)
  4.1                Specimen Common Stock Certificate (4)

__________________________

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-72954) filed with the Securities and Exchange Commission ("SEC") on December 15, 1993.

(2) Incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 1998.

(3) Incorporated by reference from the Company's Form 8-K dated November 22, 2005 filed with the SEC on November 28, 2005.

(4) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-67414) filed with the SEC on August 16, 1993, as amended by Amendments Nos. 1 and 2 thereto filed on September 22, 1993 and September 29, 1993.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    October 11, 2006                         National R.V. Holdings, Inc.
                                                 (Registrant)

                                                  By: /s/ Thomas J. Martini
                                                      ---------------------
                                                  Name:  Thomas J. Martini
                                                  Title: Chief Financial Officer